UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 2, 2012

DEER CONSUMER PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34407	20-5526104
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Area 2, 1/F, Building M-6,
Central High-Tech Industrial Park, Nanshan,
Shenzhen, China
(Address of Principal Executive Offices)

(86) 755-8602-8285
Registrant’s Telephone Number, Including Area Code:

_____________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 3, 2012, Deer Consumer Products, Inc. (the “Company”) received a letter dated October 2, 2012 from the NASDAQ Listing Qualifications Staff (“NASDAQ Staff”), informing the Company that NASDAQ Staff has made a determination to delist the Company’s securities from The NASDAQ Stock Market pursuant to NASDAQ Listing Rules 5101 and 5250(a)(1).

According to the NASDAQ letter, the NASDAQ Staff’s delisting determination is based on the following allegations: the Company’s false and misleading disclosures regarding the operational status of its manufacturing facilities in Yangjiang, China; the Company’s failure to provide complete responses to NASDAQ Staff’s questions regarding the Company’s customers, suppliers and shipping providers; and the Company’s involvement in a scheme to illicitly transfer corporate funds to a group of stockbrokers through a bogus consulting contract.

Pursuant to the NASDAQ Letter, the Company may request for a hearing and appeal NASDAQ Staff’s determination.  If such request by the Company is not received by NASDAQ Hearings Department by 4:00 p.m. Eastern Time on October 9, 2012, the trading of the Company’s common stock will be suspended at the opening of business on October 11, 2012, and a Form 25-NSE will be filed by NASDAQ with the SEC, which will remove the Company’s securities from listing and registration on The NASDAQ Stock Market.  The Company’s securities may become eligible to be quoted on the OTC Bulletin Board or in the “Pink Sheets” thereafter.

The Company intends to make a hearing request. There can be no assurance that the Company’s appeal will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEER CONSUMER PRODUCTS, INC.

Date: October 9, 2012	/s/ Ying He
Ying He, Chief Executive Officer